Exhibit 3.5

102 (Third Section)	DIARIO OFICIAL	Tuesday, April 28, 2015

Subsidiary production RESOLUTION Creating the State-Owned Production Company, Subsidiary of Petróleos Mexicanos, called Pemex Cogeneration and Services, issued by the Board of Directors of Petróleos Mexicanos, in accordance with articles 6, 13, section XXIX, 59, paragraph one, 60, 62, section I, 70 and Eighth transitory provision, Part A, sections I and III, of the Law of Petróleos Mexicanos.

In the margin, a logo that reads: Petróleos Mexicanos.

RESOLUTION CREATING THE STATE-OWNED PRODUCTION COMPANY, SUBSIDIARY OF PETRÓLEOS MEXICANOS, CALLED PEMEX COGENERATION AND SERVICES, ISSUED BY THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, IN ACCORDANCE WITH ARTICLES 6, 13, SECTION XXIX, 59, PARAGRAPH ONE, 60, 62, SECTION I, 70 AND EIGHTH TRANSITORY PROVISION, PART A, SECTION I AND III, OF THE LAW OF PETRÓLEOS MEXICANOS.

BACKGROUND

Article 25 of the Political Constitution of the United Mexican States sets forth, among other provisions, that the public sector shall have exclusive authority over the strategic areas listed in article 28, paragraph four, of the Constitution, with the Federal Government maintaining at all times the ownership and control over the entities and state-owned production companies that are created, as applicable. Furthermore, the aforementioned article 25 provides that the law shall establish, among others, the provisions relating to the management, organization and functioning of said companies.

The Twentieth Transitory Provision of the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the afternoon edition of the Official Gazette of the Federation on December 20, 2013, in its section III, provides that the legal framework to regulate state-owned production companies, shall at least set forth, that their organization, management and corporate structure shall be in line with the best international practices, ensuring their technical and operating autonomy, as well as a special contracting regime in order to obtain the best results for their activities, in order that their governing bodies have the necessary authority to determine their institutional arrangement.

On August 11, 2014, the Decree that enacts, among others, the Law of Petróleos Mexicanos, was published in the Afternoon Edition of the Official Gazette of the Federation.

In accordance with articles 59 and 60 of the Law, Petróleos Mexicanos may rely on subsidiary production companies, with legal capacity and their own property, which shall be organized and function in accordance with the Law and other provisions derived from it, and being subject to the management, direction and coordination of Petróleos Mexicanos, shall perform the activities determined by the Board of Directors of Petróleos Mexicanos and will operate under the special regime provided for in the Law.

Article 62 of the Law of Petróleos Mexicanos provides that the creation, merger or spin-off of subsidiary production companies, shall be authorized by the Board of Directors of Petróleos Mexicanos, at the proposal of its Director General, through the issuance of the respective Resolution, which shall constitute its creation instrument, which shall be published in the Official Gazette of the Federation and shall provide, at least, what is set forth in said provision.

In accordance with the Eighth Transitory provision, Part A, section II of the Law of Petróleos Mexicanos, the subsidiary entities of Petróleos Mexicanos in existence at the time said Law takes effect that perform activities other than the exploration and extraction of hydrocarbons will become affiliated companies until the provisions stated in Part B, sections I and II of said Transitory provision are met, establishing that until said provisions are met, said subsidiary entities may remain and become subsidiary production companies, or be reorganized to constitute one or more subsidiary production companies, as determined by the Board of Directors of Petróleos Mexicanos.

Petróleos Mexicanos and its subsidiary production companies and affiliated companies shall be competitive in the local and international markets, by manufacturing goods and rendering services in an efficient manner with increasing quality indexes, to increase their profitability.

On November 18, 2014, pursuant to Resolution CA-128/2014, the Board of Directors of Petróleos Mexicanos approved the first corporate reorganization of said company, consisting of the creation of its subsidiary production companies.

In the aforementioned Resolution, the Board of Directors of Petróleos Mexicanos, approved upon fulfillment of Eighth transitory provision, Part B of the Law, for their transformation into affiliated companies, the creation of five subsidiary production companies for the integration of: (i) Drilling, (ii) Cogeneration and Services, (iii) Logistics, (iv) Fertilizers and (v) Ethylene activities.

Tuesday, April 28, 2015	DIARIO OFICIAL	(Third Section) 103

On December 2, 2014, the Ministry of Energy published in the Official Gazette of the Federation the Resolution which issues the Declaration referred to in the Tenth transitory provision of the Law of Petróleos Mexicanos, for the legal effects set forth in said provision.

In accordance with article 70 of the Law of Petróleos Mexicanos, the corporate reorganization of Petróleos Mexicanos provides that the subsidiary production companies shall align their activities to the Business Plan of Petróleos Mexicanos, as well as carry out their operations based on the planning, strategic vision and best corporate governance practices approved by the Board of Directors of Petróleos Mexicanos.

The Eighth transitory provision, Part A, section III, of the Law of Petróleos Mexicanos, provides that the Board of Directors of Petróleos Mexicanos shall issue and publish in the Official Gazette of the Federation, the resolutions creating the new subsidiary production companies.

The Eighth transitory provision, Part A, section VI, of the Law of Petróleos Mexicanos, provides that the transfer of assets, rights and obligations occurring by virtue of the corporate reorganization shall not require formalization by public instrument, therefore the creation resolution shall be deemed deeds of ownership or transfer, for the legal effects applicable thereto, including the registration in the corresponding public registries.

The creation of the subsidiary production company named Pemex Cogeneration and Services, obeys the need to modernize this line of business, in order to face the challenges of the local and international energy industry, granting it the necessary qualifications to compete in an open market. For these purposes a structure and organization is required to maximize resources, simplify administrative processes and adopt the best corporate, business and operational practices to increase productivity.

Based on the foregoing, the main purpose of this Creation Resolution is to establish the purpose, activities, property integration, management bodies and supervision and control mechanisms of the subsidiary production company named Pemex Cogeneration and Services.

RESOLUTION CREATING THE STATE-OWNED PRODUCTION COMPANY, SUBSIDIARY OF PETRÓLEOS

MEXICANOS, CALLED PEMEX COGENERATION AND SERVICES

GENERAL PROVISIONS

Article 1. The subsidiary production company of Petróleos Mexicanos is hereby created, named Pemex Cogeneration and Services, which shall be vested with legal capacity and its own property, subject to the central management, strategic direction and coordination of Petróleos Mexicanos, in accordance with the Law of Petróleos Mexicanos and its Regulations.

The purpose of Pemex Cogeneration and Services is to generate economic value and profitability for the Mexican Government.

Article 2. The primary purpose of Pemex Cogeneration and Services is:

I. The generation, supply and marketing of electric and thermal energy, including but not limited to, the energy produced in electric power and cogeneration plants; and the supply of technical and administrative services associated with said activities for Petróleos Mexicanos, subsidiary production companies, affiliated companies and third parties, on its own or through companies in which it holds a direct or indirect stake;

II. Managing the planning, evaluation and development of projects and other business initiatives related to its purpose;

III. Establishing affiliated companies and participating in partnerships and alliances, as well as holding a minority stake in the equity or property of other companies or partnerships, local or foreign, under any corporate or contractual capacity permitted by law, as required for achieving its purpose, in accordance with the general policies issued by the Board of Directors of Petróleos Mexicanos;

IV. The purchase and sale of greenhouse gas emissions certificates or documents and trading them in the local and foreign markets, as well as participating in local or foreign projects relating to climate change, in collaboration with other participating areas of Petróleos Mexicanos;

104 (Third Section)	DIARIO OFICIAL	Tuesday, April 28, 2015

V. The management and administration of commercial or real estate enterprises of any kind, including promotion, urbanization, exploitation, management, leasing, purchase, exchange, bailment, donation, easement, usufruct, sale or any other real estate transaction, of land or facilities of whatever class, use or nature, related to its exclusive purpose;

VI. Manufacturing, preparing, distributing, purchasing, selling, leasing, exporting and importing all kinds of products permitted by law and marketing these products on its own account or on behalf of third parties, related to its exclusive purpose;

VII. Soliciting, obtaining, purchasing, leasing, licensing, assigning, acquiring in any capacity or using commercial trademarks, notices and trade names, copyrights, patents, inventions, industrial designs and models, commercial notices, processes, methodologies and industrial and product manufacturing procedures and, in general, intellectual and industrial property rights;

VIII. Contracting or agreeing to commercial representation transactions, mediation, technical assistance, agency, professional services, consulting, and all kinds of legal acts directly or indirectly related to its exclusive purpose;

IX. Issuing, releasing, executing, accepting, endorsing, guaranteeing of undertaking any kind of commercial or legal acts relating to credit instruments, or financial transactions on its own account or on behalf of third parties, including but not limited to providing real or personal guarantees for loans on its own account or on behalf of third parties;

X. Participate in all kinds of public or private local or international tender processes or other contracting procedures, such as invitations or direct awards, in all kinds of businesses directly or indirectly related to its exclusive purpose;

XI. Establishing, acquiring, managing and operating workshops, plants, factories and all kinds of commercial or industrial facilities, as well as warehouses or offices, and

XII. In general, carrying out transactions directly or indirectly related to its purpose, with the authority to enter into all kinds of acts, agreements and contracts with natural or legal persons, both Mexican and foreign.

The activities referred to in this article, shall be carried out in a transparent, honest, efficient, with a sense of equity and social and environmental responsibility, and improving productivity to maximize the State’s oil income and thereby contribute to national development.

Pemex Cogeneration and Services may carry out the activities referred to in this article in Mexico, in its economic exclusive zone or abroad.

Article 3. For purposes of this Creation Resolution, the following terms shall be defined as follows:

I. Creation Resolution: this Resolution;

II. Board of Directors: the Board of Directors of the subsidiary production company named Pemex Cogeneration and Services;

III. Director General: the public official appointed by the Board of Directors of Petróleos Mexicanos, to hold said position at Pemex Cogeneration and Services;

IV. Law: the Law of Petróleos Mexicanos;

V. PEMEX: Petróleos Mexicanos;

VI. Pemex Cogeneration and Services: the state-owned subsidiary production company of PEMEX;

VII. Business Plan of PEMEX: the Business Plan of PEMEX and its subsidiary production companies provided in the Law;

VIII. Regulations: the Regulations to the Law, and

IX. Internal Control System: the group of policies, principles, guidelines, procedures and verification and evaluation mechanisms established in accordance with the guidelines issued by the Board of Directors of PEMEX in terms of article 56 of the Law.

Article 4. Pemex Cogeneration and Services shall be subject to the Law, the Regulation, this Creation Resolution, the resolutions of the Board of Directors of PEMEX and commercial and civil law shall be supplemental.

The provisions contained in all other applicable laws by subject matter, shall apply to the extent they are not in conflict with the special regime provided in the Law.

In case of doubt, the interpretation that privileges the optimal achievement of the goals and purpose of Pemex Cogeneration and Services shall be favored, in accordance with its legal nature of subsidiary production company, with special regime, in order that it may compete with efficiency in the energy industry.

Tuesday, April 28, 2015	DIARIO OFICIAL	(Third Section) 105

Pemex Cogeneration and Services shall align its activities with the Business Plan of PEMEX and conduct its operations based on the planning and strategic vision and best corporate governance practices, approved by the Board of Directors of PEMEX.

Pemex Cogeneration and Services shall function in a coordinated manner with the other subsidiary production companies of PEMEX, in terms of the resolutions issued for said purpose by the Board of Directors of PEMEX.

Article 5. The legal domicile of Pemex Cogeneration and Services shall be the Federal District, without prejudice to the fact that, in carrying out its activities, it may establish branches, agencies or offices in other location in the United Mexican States or abroad, as well as establish elected domiciles, both in the national territory or abroad.

Article 6. The equity of Pemex Cogeneration and Services shall consist of the assets, rights and obligations it has acquired or have been assigned, transfer or granted to it; or those acquired by any legal title, budgetary allocations or donations, as well as the profits from its operations and any other income it receives.

ORGANIZATION

Article 7. Pemex Cogeneration and Services shall be managed and administered by a Board of Directors and a Director General.

The organization and structure of Pemex Cogeneration and Services shall be oriented toward the optimization of human, financial and material resources; the simplification of processes, the efficiency, as well as the profitability, competitiveness, transparency and adoption of the best corporate and entrepreneurial practices at the local and international level, in the different functions that require it and the effective segregation of duties in the terms set forth in the law.

Article 8. The Board of Directors shall consist of seven directors, who shall be PEMEX representatives, including its Director General, who shall preside over it.

The principal directors and their alternates shall be appointed by the Board of Directors of PEMEX, the alternates shall have a hierarchical level immediately below the principals.

The Board of Directors of PEMEX shall determine the permanent guests that may attend the meetings of the Board of Directors.

Article 9. The appointment of the principal and alternate directors, with the exception of its President, shall be subject to the following requirements:

I. Having a professional degree in law, management, economics, engineering, accounting or specialties related to the hydrocarbons industry, obtained at least five years prior to the date of the appointment;

II. Having performed, for at least ten years, activities that provide the necessary experience to perform the duties of a director, whether on a professional, educational or research level;

III. Having not been convicted, based on a final ruling, of an intentional crime punishable by imprisonment or an intentional crime against property, regardless of the punishment;

IV. Is not, at the time of the appointment, disqualified or administratively or, if applicable, criminally suspended from doing business or holding a position, office or commission in public service;

V. Having no pending litigation with PEMEX, its subsidiary production companies or any of its affiliated companies; and

VI. Having not been sanctioned following an administrative investigation, for serious infractions, or a criminal investigation, for violations of domestic or foreign laws, which resulted in any kind of resolution or settlement that expressly implies the admission of guilt or liability, or a final conviction.

Article 10. Persons who, prior to their appointment, were directors in competitor companies of PEMEX, its subsidiary production companies or affiliated companies, or that provided advisory or representation services, shall disclose said circumstances to the Board of Directors of PEMEX. A breach of this obligation shall result in immediate removal, without prejudice to any applicable liability.

106 (Third Section)	DIARIO OFICIAL	Tuesday, April 28, 2015

Directors shall be removed by the Board of Directors of PEMEX at its discretion, or in the event any of the following situations arise:

I. Mental or physical incapacity that prevents the proper performance of their duties for an uninterrupted period of more than six months;

II. Failure to comply, without cause, with the agreements and decisions of the Board of Directors;

III. Failure to comply, deliberately and without cause, with the obligations, due diligence or fairness or responsibilities set forth in the Law;

IV. Failure to comply with any of the requirements set forth above to be a member of the Board of Directors or if any unforeseen impediment arises;

V. Failure to excuse themselves from participating and voting on matters in which they have a conflict of interest; and

VI. Failure to attend three consecutive meetings, or failure to attend at least seventy-five percent of the meetings held in one year.

Article 11. The members of the Board of Directors shall act impartially for the benefit, and in the best interests of Pemex Cogeneration and Services, and shall be subject to the same liabilities regime provided for the members of the Board of Directors of PEMEX in the Law and its Regulations.

Article 12. The Board of Directors is the supreme administrative body of Pemex Cogeneration and Services and shall have the following duties:

I. Being apprised of the Business Plan of PEMEX, as well as the annual operating and financial work program of PEMEX, approved by the Board of Directors of PEMEX;

II. Establishing, at the proposal of the Director General, the guidelines and priorities relating to the purpose and activities of Pemex Cogeneration and Services;

III. Defining the guidelines for the operation of Pemex Cogeneration and Services, aligning its activities with the Business Plan of PEMEX, as well as conducting its operations based on the planning, strategic vision best corporate governance practices, subject to the management, direction and coordination of the Board of Directors of PEMEX;

IV. Approving, at the proposal of the Director General, the general provisions and guidelines on technical aspects for the contracting of services related to the purpose of Pemex Cogeneration and Services;

V. Approving the initial budget draft of Pemex Cogeneration and Services;

VI. Approving and issuing the rules for its operation and functioning, as well as the Bylaws of Pemex Logistics, which shall contain the basic structure and organization and duties that correspond to the different areas and lines of business that comprise the company, as well as the officers or employees that shall organically represent it and those that may grant and revoke powers of attorney on behalf of the company, and the rules of operation of the Board of Directors and its committees;

VII. Appointing and removing, at the proposal of the Director General, the officers of Pemex Cogeneration and Services who shall hold a hierarchical level immediately below this one and granting them leaves of absence;

VIII. Overseeing and evaluating the operation of Pemex Cogeneration and Services;

IX. Overseeing under the terms established by the Board of Directors of PEMEX, the participation of Pemex Cogeneration and Services in alliances and partnerships with natural or legal persons;

X. Monitoring the investments that constitute the investment portfolio of Pemex Cogeneration and Services;

XI. Approving the periodic reports submitted by the Director General, under the terms established in the Bylaws;

XII. Being apprised on a quarterly basis of the financial statements of Pemex Cogeneration and Services;

XIII. Approving on an annual basis, at the proposal of the Director General, the financial statements of Pemex Cogeneration and Services, with the prior opinion of the external auditor;

XIV. Hearing, and if applicable, authorizing the matters that due to their importance or relevance are submitted by its President, at least two directors through the President, or the Director General, and

XV. All others set forth in the Law, its Regulations and other applicable legal provisions, in its Bylaws and those established by the Board of Directors of PEMEX.

Tuesday, April 28, 2015	DIARIO OFICIAL	(Third Section) 107

Article 13. The members of the Board of Directors, in the exercise of their duties, may request through the public official appointed by the Director General, the necessary information for making decisions.

Article 14. The Director General shall be appointed by the Board of Directors of PEMEX at the proposal of the Director General of PEMEX and may be removed freely by said Board. Said officials shall be appointed by reason of their professional experience, ability and prestige; shall not be a spouse domestic partner nor have a blood or affinity relationship, up to the fourth degree, with any of the members of the boards of directors of PEMEX and of Pemex Cogeneration and Services, and shall also meet the following requirements:

I. Having a professional degree in law, management, economics, engineering, accounting or specialties related to the hydrocarbons industry, obtained at least five years prior to the date of the appointment;

II. Having performed, for at least ten years, activities that provide the necessary experience to comply with its duties, whether on a professional, educational or research level;

III. Having not been convicted, based on a final ruling, of an intentional crime punishable by imprisonment. For intentional crimes against property, regardless of the punishment;

IV. Is not, at the time of the appointment, disqualified or administratively or, if applicable, criminally suspended from doing business or holding a position, office or commission in public service;

V. Having no pending litigation with PEMEX, its subsidiary production companies or any of its affiliated companies; and

VI. Having not been sanctioned following an administrative investigation, for serious infractions, or a criminal investigation, for violations of domestic or foreign laws, which resulted in any kind of resolution or settlement that expressly implies the admission of guilt or liability, or a final conviction.

Article 15. The Director General shall be vested with the management, operation, functioning and execution of the objectives of Pemex Cogeneration and Services, subject to the strategies, policies and guidelines approved by the Board of Directors.

To this effect, the Director General shall have the following duties:

I. Manage and represent Pemex Cogeneration and Services;

II. Submit for Submit for the approval of the Board of Directors the Business Plan of PEMEX, as well as the annual operating and financial plan of PEMEX, approved by the Board of Directors of PEMEX;

III. Execute the resolutions and decisions of the Board of Directors of PEMEX, in accordance with the instructions of the Director General of PEMEX, as well as the Board of Directors;

IV. Propose to the Board of Directors the guidelines and priorities relating to the purpose and activities of Pemex Cogeneration and Services;

V. Propose to the Board of Directors the guidelines for the operation of Pemex Cogeneration and Services, aligning its activities with the Business Plan of PEMEX, conducting its operations based on the planning, strategic vision and best corporate governance practices, approved for said purpose by the Board of Directors of PEMEX;

VI. Propose to the Board of Directors the general provisions and guidelines on technical aspects required for the contracting of services related to the purpose of Pemex Cogeneration and Services;

VII. Submit for the authorization of the Board of Directors the initial budget draft of Pemex Cogeneration and Services;

VIII. Propose to the Board of Directors the Bylaws of Pemex Cogeneration and Services;

IX. Assign responsibilities and delegate duties, except for those that may not be delegated, in terms of the Bylaws of Pemex Cogeneration and Services;

X. Manage the property of Pemex Cogeneration and Services and dispose of its assets, in accordance with the Law and the provisions issued by the Board of Directors of PEMEX;

108 (Third Section)	DIARIO OFICIAL	Tuesday, April 28, 2015

XI. Propose, in accordance with the general guidelines, priorities and policies approved by the Board of Directors of PEMEX, alliances and partnerships with natural or legal persons;

XII. Represent and, if applicable, appointing the attorneys-in-fact that represent the interests y exercise the corporate rights of Pemex Cogeneration and Services, derived from its stake in domestic or foreign companies;

XIII. Authorize the investment project proposals that are part of the investments portfolio of Pemex Cogeneration and Services, in terms of the provisions issued by the Board of Directors of PEMEX;

XIV. Determine the relevant information and events that must be public in terms of the applicable provisions, in accordance with the guidelines issued for said purpose by the Board of Directors of PEMEX;

XV. Implement the mechanisms to observe the guidelines of the Board of Directors of PEMEX and the Director General of PEMEX, relating to the implementation and evaluation of the Internal Control System;

XVI. Implement the mechanisms and procedures for industrial safety, health in the workplace, sustainable development and environmental protection, to control the quality and continuity of its industrial operations, in accordance with applicable international standards and provisions, and in accordance with the policies determined by PEMEX;

XVII. Implement the conditions for the safety of personnel, of the assets and facilities of Pemex Cogeneration and Services, in accordance with applicable international standards and provisions, and in accordance with the policies determined by PEMEX;

XVIII. Participate in the design and implementation of the emergency response plans, accident prevention programs for hydrocarbon spillages, environmental emergencies, remediation programs for land and water and, all others that in sustainability, industrial safety, operative security and environmental protection matters are applicable;

XIX. Gather the information that will be proposed in preparing the Business Plan of PEMEX as well as the annual operation and financial work program;

XX. Submit for the approval of the Board of Directors the financial statements of Pemex Cogeneration and Services and, if applicable, making them available to the public;

XXI. Submit for consideration of the Board of Directors annual report on the performance of Pemex Cogeneration and Services, including the exercise of the income and expenditure budgets and the corresponding financial statements. The report and supporting documentation shall contain a comparative analysis of the established goals and commitments, in relation to the Business Plan of PEMEX, and

XXII. All others assigned to it by the Board of Directors, the Bylaws of Pemex Cogeneration and Services or provided in other applicable legal provisions or regulations;

Article 16. In the exercise of their duties, the Directors shall be assisted by the areas and public officials set forth in the Bylaws of Pemex Cogeneration and Services.

OVERSIGHT AND AUDIT

Article 17. The oversight and audit of Pemex Cogeneration and Services shall be carried out by the Internal Audit Unit of Internal Audit Unit of PEMEX or by a delegate appointed by the head of the latter, in terms of article 55 of the Law.

The Head of the Internal Audit Unit shall inform the Audit Committee of PEMEX and the Board of Directors, on the results of the reviews.

The Board of Directors of PEMEX, at the proposal of its Audit Committee, shall appoint the External Auditor of Pemex Cogeneration and Services.

LIABILITIES

Article 18. The Liabilities Unit of PEMEX may have a delegate in Pemex Cogeneration and Services.

Article 19. The personnel of Pemex Cogeneration and Services shall observe in their performance the legal and regulatory provisions that are applicable. In the event of noncompliance, said personnel shall be subject to the liabilities regime in accordance with Chapter V, Title Four, of the Law.

The personnel of Pemex Cogeneration and Services shall observe the ethics and conduct codes for PEMEX, its subsidiary production companies and affiliated companies.

Tuesday, April 28, 2015	DIARIO OFICIAL	(Third Section) 109

AFFILIATED COMPANIES

Article 20. The affiliated companies of Pemex Cogeneration and Services shall not be state-owned, but shall have the legal nature and shall be organized in accordance with the private law of the place where they are set up or created.

The creation and establishment of the affiliated companies or the participation in the same shall comply with the Eighth transitory provision, Part B, section I, of the Law. To this effect, said acts must be approved by the Board of Directors of PEMEX, except in those cases where the Board of Directors of PEMEX determines, through provisions issued for said purpose, that they must be authorized by the Board of Directors. In this latter situation, the Board of Directors of PEMEX must be informed of said authorization at its next meeting.

FINAL PROVISIONS

Article 21. Pemex Cogeneration and Services shall operate in accordance with the special regime provided in the Law and the Regulations, and shall observe the applicable provisions issued by the Board of Directors of PEMEX, in matters of information, transparency and accountability, budget, debt, acquisitions, leasing, services and works, administrative liabilities, compensation, affiliated companies, property and state dividend.

In addition to what is provided in the preceding paragraph, Pemex Cogeneration and Services shall be subject to the guidelines, priorities, general policies and other provisions issued by the Board of Directors of PEMEX.

Article 22. Pemex Cogeneration and Services shall be aligned and coordinated with the competent areas of PEMEX in the direction processes of business, value chain and support. For said purpose:

I. It shall participate in the direction of the business in accordance with the provisions issued for said purpose;

II. It shall function in a coordinated manner with the other subsidiary production companies and affiliated companies of PEMEX, for the correct integration of the value chain, and

III. It shall have the common and specialized administrative services determined by PEMEX, for which the relationship between them shall be formalized.

TRANSITORY PROVISIONS

First. This Creation Resolution shall take effect once the necessary administrative actions have been carried out in order for Pemex Cogeneration and Services to commence operations as a subsidiary production company. Upon conclusion of these actions, notice shall be given to the Board of Directors of Petróleos Mexicanos, in order that it issues the declaration of entrance into effect of this Creation Resolution and the same is published in the Official Gazette of the Federation.

The declaration referred to in the preceding paragraph, shall be issued within a period not to exceed one hundred and eighty calendar days, commencing on the day after the publication of this Creation Resolution in the Official Gazette of the Federation.

Second. All provisions, rules, guidelines, policies, criteria and other regulations that are in effect prior to this Creation Resolution, issued by Petróleos Mexicanos, Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, that are applicable to the subsidiary production company Pemex Cogeneration and Services, shall remain in effect to the extent they are not in conflict with this Creation Resolution, until the competent bodies or areas determine their amendment or repeal.

Third. The Board of Directors shall be subject as applicable to the Rules of Operation and Functioning of the Board of Directors of Petróleos Mexicanos, until rules for the operation and functioning of Pemex Cogeneration and Services are issued in its Bylaws.

Fourth. Pemex Cogeneration and Services, subsidiary production company, acquires all of the assets, rights and obligations transferred to it due to the corporate reorganization of Petróleos Mexicanos and as a result it is subrogated to all of the rights and obligations related to said transfers.

The transfers referred to in this transitory provision shall be carried out through the execution of transfer instruments and shall be subject to the following:

a) The heads of the areas and/or persons responsible for the administration of corresponding assets, rights and obligations, shall identify the assets, rights and obligations that shall be transferred to Pemex Cogeneration and Services;

110 (Third Section)	DIARIO OFICIAL	Tuesday, April 28, 2015

b) The area responsible for the administration of property of Petróleos Mexicanos shall prepare a transfer program of movable and immovable assets, as well as the corresponding ownership, use, surface occupation rights and rights of way, within the six months of the entrance into effect of this Creation Resolution and shall be responsible for preparing and safeguarding the corresponding instruments;

c) The heads of the areas and/or responsible persons shall prepare the corresponding instruments, which shall be available on the website of Petróleos Mexicanos;

d) The transfer instruments shall itemize the corresponding assets, rights and obligations, which upon execution shall become an integral part of this Creation Resolution; said instruments shall not require formalization as public instruments;

e) The transfer instruments of the movable and immovable assets and the ownership, use, surface occupation rights and rights of way, shall be executed within a period not to exceed five years from the entrance into effect of this Creation Resolution, and

f) The transfer instruments of the rights and obligations that contain the listing of the contracts, agreements and all other legal acts being transferred to it, shall be executed within sixty calendar days of the entrance into effect of this Creation Resolution.

The Head of the Internal Audit Unit of Petróleos Mexicanos shall oversee compliance with this transitory provision.

The provisions of this Creation Resolution shall not affect the payment obligations incurred and the guarantees provided prior to the entrance into effect of this instrument, in Mexico and abroad, by Petróleos Mexicanos, as well as the decentralized public entities Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, of which the subsidiary production company named Pemex Cogeneration and Services is a successor.

Fifth. Until the transfer of the assets, rights and obligations is effected, due to the creation of Pemex Cogeneration and Services, the Directors shall provide instructions as to the necessary actions to ensure the continuity of operations and functions, and the essential actions and formalities to achieve this purpose, including the delegation of duties or assignment of responsibilities, as applicable and, if applicable, entering into the necessary operative coordination agreements and resolutions.

Pemex Cogeneration and Services shall coordinate with Petróleos Mexicanos in carrying out the necessary actions to ensure the continuity of the systems and controls to allow the uninterrupted operations of the activities and duties, as well as the essential actions and formalities to meet outstanding commitments and obligations in financial, administrative, labor, tax, legal and all others that are indispensable for the realization of its purpose.

Sixth. The powers of attorney, agency and, in general, powers of representation and authorities granted by the decentralized public entities Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, prior to the entrance into effect of this Creation Resolution, shall remain in place until they are expressly modified of revoked.

Seventh. At the first meeting of the Board of Directors of Pemex Cogeneration and Services, said management body shall approve its Bylaws, appoint the officials who shall hold the offices at the hierarchical level immediately below the Directors and order the notarization of the appointment of its representatives and their corresponding authority and, if applicable, the granting of the powers of attorney they require for the due compliance of its purpose and normal operation of its activities.

Eighth. The human, financial and material resources required to comply with what is provided in this Creation Resolution shall be covered by the budget approved by Petróleos Mexicanos for the subsidiary production company named Pemex Cogeneration and Services.

Ninth. The labor rights of the workforce transferred to Pemex Cogeneration and Services shall be observed as required by the law.

This Creation Resolution of the State-Owned Productive Company of Petróleos Mexicanos, named Pemex Cogeneration and Services, was approved by the Board of Directors of Petróleos Mexicanos, pursuant to articles 13, section XXIX, 62 and Eighth transitory provision, Part A, section III of the Law of Petróleos Mexicanos, at extraordinary meeting 888 held on the 27th day of March 2015, by resolution number CA-016/2015.

Mexico City, D.F., April 20, 2015.- The General Counsel of Petróleos Mexicanos, Marco Antonio de la Peña Sánchez.- Signature.